Exhibit 4.3

DESCRIPTION OF THE REGISTRANT'S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of the securities of Universal Stainless & Alloy Products, Inc. (the “Company”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended.  This description also summarizes certain relevant provisions of Delaware law.  The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of (i) Delaware law, (ii) our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and our Second Amended and Restated By-laws (the “By-laws”) and (iii) our Tax Benefits Preservation Plan, dated as of August 24, 2020 (the “Rights Agreement”), between the Company and Continental Stock Transfer & Trust Company, a New York Corporation, as rights agent (the “Rights Agent”).  Copies of the Certificate of Incorporation, the By-laws and the Rights Agreement are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part.  We encourage you to read applicable provisions of Delaware Law, our Certificate of Incorporation, our By-laws and the Rights Agreement for additional information.

Common Stock

Under the Certificate of Incorporation, we are authorized to issue up to 20,000,000 shares of our common stock.

Dividends.  The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available for their payment subject to the rights of holders of our preferred stock.

Voting Rights.  The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

Rights upon Liquidation.  In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.

Miscellaneous.  The outstanding shares of common stock are fully paid and nonassessable.  The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock.

Transfer Agent and Registrar.  The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Nasdaq Global Select Market.  Our common stock is listed for quotation on the Nasdaq Global Select Market under the symbol “USAP.”

Exhibit 4.3

Impact of Issuance of Preferred Stock.  Our board of directors is authorized, without any action by the stockholders, subject to any limitations prescribed by law, to designate and issue preferred stock in one or more series and to designate the powers, preferences and rights of each series, which may be greater than the rights of the common stock.  It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until our board of directors determines the specific rights of the holders of such preferred stock.  However, the effects might include, among other things:

•	impairing the dividend rights of the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying, deferring or preventing a change in control.

Preferred Stock Purchase Rights

In connection with the Company’s entrance into the Rights Agreement, on August 24, 2020, the Board of Directors (the “Board”) of the Company declared a dividend of one right (a “Right”) for each of the Company’s issued and outstanding shares of common stock.  The dividend was paid to the stockholders of record at the close of business on September 3, 2020 (the “Record Date”).  Each Right entitles the registered holder, subject to the terms of the Rights Agreement, to purchase from the Company one one-thousandth of a share of the Company’s Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), at a price of $35.00 (the “Exercise Price”), subject to certain adjustments.  The description and terms of the Rights are set forth in the Rights Agreement.

The purpose of the Rights Agreement is to reduce the risk that the Company’s ability to use its net operating losses and certain other tax attributes (collectively, the “Tax Benefits”) to reduce potential future income tax obligations would become subject to limitations by reason of the Company experiencing an “ownership change,” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Tax Code”).  A corporation generally will experience an ownership change if the percentage of the corporation’s stock owned by its “5-percent shareholders,” as defined in Section 382 of the Tax Code, increases by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period.  The Rights Agreement is designed to reduce the likelihood that the Company will experience an ownership change under Section 382 of the Tax Code by (i) discouraging any person or group of persons from acquiring beneficial ownership of more than 4.95% of the Company’s shares of Common Stock and (ii) discouraging any existing shareholder currently beneficially holding 4.95% or more of the Company’s shares of Common Stock from acquiring additional shares of the Company’s Common Stock.

The Rights will not be exercisable until the earlier to occur of (i) the close of business on the tenth business day after a public announcement or filing that a person or group of affiliated or associated persons has become an “Acquiring Person,” which is defined as a person or group of affiliated or associated persons that, at any time after the date of the Rights Agreement, has acquired, or obtained the right to acquire, beneficial ownership of 4.95% or more of the

Exhibit 4.3

Company’s outstanding shares of Common Stock, subject to certain exceptions or (ii) the close of business on the tenth business day after the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in any person becoming an Acquiring Person (the earlier of such dates being called the “Distribution Date”).

With respect to certificates representing shares of Common Stock outstanding as of the Record Date, until the Distribution Date, the Rights are evidenced by such certificates for shares of Common Stock registered in the names of the holders thereof, and not by separate Rights Certificates (as defined below). With respect to book entry shares of Common Stock outstanding as of the Record Date, until the Distribution Date, the Rights are evidenced by the balances indicated in the book entry account system of the transfer agent for the Common Stock.  Until the earlier of the Distribution Date and the Expiration Date (as defined below), the transfer of any shares of Common Stock outstanding on the Record Date will also constitute the transfer of the Rights associated with such shares of Common Stock.  As soon as practicable after the Distribution Date, separate certificates evidencing the Rights (“Rights Certificates”) will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date, and such Rights Certificates alone will evidence the Rights.

The Rights, which are not exercisable until the Distribution Date, will expire at or prior to the earliest of (i) the close of business on August 24, 2023; (ii) the time at which the Rights are redeemed pursuant to the Rights Agreement; (iii) the time at which the Rights are exchanged pursuant to the Rights Agreement; (iv) the time at which the Rights are terminated upon the occurrence of certain mergers or other transactions approved in advance by the Board; and (v) the close of business on the date set by the Board following a determination by the Board that (x) the Rights Agreement is no longer necessary or desirable for the preservation of the Tax Benefits or (y) no Tax Benefits are available to be carried forward or are otherwise available (the earliest of (i), (ii), (iii), (iv) and (v) is referred to as the “Expiration Date”).

Each share of Series A Preferred Stock will be entitled, when, as and if declared, to a preferential per share quarterly dividend payment equal to the greater of (i) $1.00 per share or (ii) an amount equal to 1,000 times the dividend declared per share of Common Stock.  Each share of Series A Preferred Stock will entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Company.  In the event of any merger, consolidation or other transaction in which shares of Common Stock are converted or exchanged, each share of Series A Preferred Stock will be entitled to receive 1,000 times the amount received per one share of Common Stock.

The Exercise Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are each subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Series A Preferred Stock, (ii) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for or purchase Series A Preferred Stock or convertible securities at less than the then-current market price of the Series A Preferred Stock or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).  The number of outstanding Rights and the number of one one-thousandths of

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a share of Series A Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split, reverse stock split, stock dividends and other similar transactions involving the Common Stock.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than the Rights beneficially owned by the Acquiring Person, affiliates and associates of the Acquiring Person and certain transferees thereof (which will thereupon become null and void), will thereafter have the right to receive upon exercise of a Right that number of shares of Common Stock having a market value of two times the Exercise Price.

In the event that, after a person or a group of affiliated or associated persons has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction, or 50% or more of the Company’s assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company having a market value at the time of that transaction equal to two times the Exercise Price.

With certain exceptions, no adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise Price.  No fractional shares of Series A Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Series A Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the trading day immediately prior to the date of exercise.

At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition of beneficial ownership by such Acquiring Person of 50% or more of the outstanding shares of Common Stock, the Board, at its option, may exchange each Right (other than Rights owned by such person or group of affiliated or associated persons which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock per outstanding Right (subject to adjustment).

In connection with any exercise or exchange of the Rights, no holder of a Right will be entitled to receive shares of Common Stock if receipt of such shares would result in such holder, together with such holder’s affiliates and associates, beneficially owning more than 4.95% of the then-outstanding Common Stock (such shares, the “Excess Shares”) and the Board determines that such holder’s receipt of Excess Shares would jeopardize or endanger the value or availability of the Tax Benefits or the Board otherwise determines that such holder’s receipt of Excess Shares is not in the best interests of the Company.  In lieu of such Excess Shares, such holder will only be entitled to receive cash or a note or other evidence of indebtedness with a principal amount equal to the then-current market price of the Common Stock multiplied by the number of Excess Shares that would otherwise have been issuable.

At any time before the Distribution Date, the Board may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (subject to certain adjustments) (the “Redemption Price”).  The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish.

Exhibit 4.3

Immediately upon the action of the Board electing to redeem or exchange the Rights, the Company shall make announcement thereof, and upon such election, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

The Board may amend or supplement the Rights Agreement without the approval of any holders of Rights, including, without limitation, in order to (a) cure any ambiguity, (b) correct inconsistent provisions, (c) alter time period provisions, including the Expiration Date, or (d) make additional changes to the Rights Agreement that the Board deems necessary or desirable. However, from and after the date any person or group of affiliated or associated persons becomes an Acquiring Person, the Rights Agreement may not be supplemented or amended in any manner that would adversely affect the interests of the holders of Rights.

Provisions of Our Governing Documents and Delaware Law That May Have Anti-Takeover Effects

Our Board of Directors.  We currently have five directors, and the authorized size of our board of directors is no less than four directors and no more than seven directors.  The By-Laws provide that any vacancy in our board of directors, other than a vacancy created by the removal of a director, and newly created directorships may be filled only by our board of directors and that the authorized number of directors may be changed only by our board of directors.  These provisions of the By-Laws may have the effect of delaying or preventing changes in the control or management of the Company.

Removal of Directors by Stockholders.  Members of our board of directors may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power entitled to vote for the election of directors at any meeting of our stockholders called for that purpose.  A vacancy created by the removal of a director may be filled at such meeting of stockholders by the affirmative vote of the holders of a majority of the voting power entitled to vote for the election of directors at that meeting, or, if the vacancy is no so filled by our stockholders, by our board of directors.

Stockholder Nomination of Directors.  The By-Laws provide that a stockholder may make a nomination the election of directors if the stockholder is (i) a stockholder of record both at the time of giving of the notice provided for in our Second Amended and Restated By-Laws and at the time of the applicable meeting of stockholders and (ii) is entitled to vote for the election of directors at the applicable meeting of stockholders and complies with the notice procedures set forth in the By-Laws.  A stockholder wishing to make such a nomination must notify us in writing of any stockholder nomination for election as a director no later than (i) 90 days prior to the anniversary of the previous year’s annual meeting of stockholders, with respect to an election of directors to be held at an annual meeting of stockholders, and (ii) the close of business on the tenth day following the date on which notice of a meeting of stockholders is first given to our stockholders, with respect to an election of directors to be held at a special meeting of stockholders or at an annual meeting that is held more than 70 days prior to the anniversary of the previous year’s annual meeting.  The By-Laws set forth various informational items that

Exhibit 4.3

must be provided and various other procedures that must be strictly followed in order for a stockholder to validly make a nomination for election as a director.

No Action By Written Consent.  The By-Laws provide that our stockholders may not act by written consent and may only act at duly called meetings of stockholders.

Delaware Law.  We are subject to Section 203 of the Delaware General Corporation Law.  Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless either the interested stockholder attained such status with the approval of our board of directors, the business combination is approved by our board of directors and stockholders in a prescribed manner or the interested stockholder acquired at least 85% of our outstanding voting stock in the transaction in which it became an interested stockholder.  A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets.  In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.  This provision may discourage or prevent unsolicited tender offers for our outstanding common stock.

Effects of Authorized but Unissued Stock.  Authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NASDAQ Global Select Market.  These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans.  The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.  In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.